Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Stallion Oilfield Services, Inc.:

We have issued our report dated April 16, 2007, accompanying the financial statements of Bayou Tank Company and Subsidiary as of and for the year ended December 31, 2006, contained on pages F-60 to F-69 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus of Stallion Oilfield Services, Inc., and to the use of our name as it appears under the caption “Experts”.

/s/ Melton & Melton, L.L.P.

Houston, Texas

June 5, 2007